UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 22, 2006

Alaska Communications Systems Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-28167	52-2126573
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Telephone Avenue, Anchorage, Alaska		99503-6091
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(907) 297-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 22, 2006, Alaska Communications Systems Group, Inc. (the "Company"), Alaska Communications Systems Holdings, Inc. ("ACSH"), a wholly owned subsidiary of the Company, and substantially all of ACSH’s domestic subsidiaries, entered into a supplemental indenture. The supplemental indenture (the "Supplemental Indenture") amends and supplements the Indenture, dated as of August 26, 2003 by and among the Company, ACSH, the other guarantors named therein, and The Bank of New York, as trustee (as amended and supplemented, the "Indenture"), pursuant to which ACSH’s 9 7/8% Senior Notes due 2011 (the "Notes") were issued. The Supplemental Indenture became operative on February 23, 2006 upon the acceptance and payment by ACSH of all Notes tendered prior to 5:00 pm on February 21, 2006. The amendments contained in the Supplemental Indenture eliminate substantially all of the restrictive covenants and certain of the events of default provisions contained in the Indenture, and certain other provisions contained in the Indenture are modified or eliminated. A copy of the Supplemental Indenture is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

On February 22, 2006, the Company and ACSH entered into an amendment to ACSH’s existing credit facility. The amendment (the "Amendment") amends the Credit Agreement, dated as of February 1, 2005 (as amended, the "Credit Agreement"), by and among the Company, ACSH, the several banks and other financial institutions or entities from time to time party thereto, as lenders, Canadian Imperial Bank of Commerce, acting through its New York Agency, as administrative agent, CIBC World Markets Corp., J.P. Morgan Securities Inc. and Banc of America Securities LLC, as co-lead arrangers and joint book managers, JPMorgan Chase Bank, N.A., as syndication agent, and Bank of America, N.A., as documentation agent. The Amendment added an incremental term loan facility to the Credit Agreement of up to $56.95 million, lowered the interest rate applicable to term loans, increased the maximum permitted senior secured leverage ratio to 4.40 to 1, and contained certain other amendments and modifications to the provisions of the Credit Agreement. As amended by the Amendment, term loans under the Credit Agreement will accrue interest at an annual rate equal to the adjusted London interbank offered rate (LIBOR) plus 175 basis points. A copy of the Amendment is filed herewith as Exhibit 10.2 and is incorporated by reference herein.

Item 3.03 Material Modifications to Rights of Security Holders.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 8.01 Other Events.

On February 23, 2006, the Company issued a press release announcing that the Board of Directors of the Company declared a quarterly cash dividend of $0.215 per share on the Company’s common stock. The first quarter dividend is payable on April 19, 2006 to stockholders of record on the close of business on March 31, 2006. The Company has approximately 41.7 million shares of common stock outstanding as of February 22, 2006. The information relating to the dividend is in the press release attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. -- Description

Exhibit 10.1 -- Supplemental Indenture, dated February 22, 2006, among the Company, Alaska Communications Systems Holdings, Inc., the guarantors party thereto and The Bank of New York, as trustee.

Exhibit 10.2 -- Consent and Amendment No. 2, dated February 22, 2006, among the Company, Alaska Communications Systems Holdings, Inc., the lenders party thereto, Canadian Imperial Bank of Commerce, acting through its New York Agency, as administrative agent, and CIBC World Markets Corp., and JPMorgan Chase Bank, N.A., as co-lead arrangers and joint book managers.

Exhibit 99.1 -- Alaska Communications Systems Group, Inc. Press Release dated February 24, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alaska Communications Systems Group, Inc.

February 27, 2006	By:	/s/ David Wilson

Name: David Wilson
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Supplemental Indenture, dated February 22, 2006, among the Company, Alaska Communications Systems Holdings, Inc., the guarantors party thereto and The Bank of New York, as trustee.
10.2	Consent and Amendment No. 2, dated February 22, 2006, among the Company, Alaska Communications Systems Holdings, Inc., the lenders party thereto, Canadian Imperial Bank of Commerce, acting through its New York Agency, as administrative agent, and CIBC World Markets Corp., and JPMorgan Chase Bank, N.A., as co-lead arrangers and joint book managers.
99.1	Alaska Communications Systems Group, Inc. Press Release dated February 24, 2006